UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934



                         Date of Report: August 4, 2006



                             MIDDLESEX WATER COMPANY
                             -----------------------
             (Exact name of registrant as specified in its charter)


          NEW JERSEY                  0-422               22-1114430
          ----------                  -----               ----------
(State or other jurisdiction of    (Commission          (I.R.S. Employer
 incorporation or organization)    File Number)        Identification No.)


            1500 RONSON ROAD, P.O. BOX 1500, ISELIN, NEW JERSEY 08830
            ---------------------------------------------------------
          (Address of principal executive offices, including zip code)


                                 (732)-634-1500
                                 --------------
              (Registrant's telephone number, including area code)



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item. 8.01.  Other Events

Announcement of Middlesex Water Company Second Quarter 2006 Earnings as set forth in the attached press release.




                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.



                                    MIDDLESEX WATER COMPANY
                                        (Registrant)





                                    s/Kenneth J. Quinn
                                    ------------------
                                    Kenneth J. Quinn
                                    Vice President, General Counsel,
                                    Secretary and Treasurer


Dated:  August 4, 2006

                             MIDDLESEX WATER COMPANY
                         REPORTS SECOND QUARTER EARNINGS

      ISELIN, NJ, (August 4, 2006) Middlesex Water Company, (NASDAQ:MSEX), a provider of water and wastewater services in New Jersey and Delaware, today announced that its Board of Directors has declared a cash dividend of $0.17 per common share payable September 1, 2006 to shareholders of record as of August 15, 2006.

Second Quarter 2006 Results
---------------------------
      The second quarter of 2006 yielded positive results in a number of areas. Earnings Applicable to Common Stock were $2.9 million or, $0.25 per common share on a fully diluted basis, as compared to $1.9 million or, $0.16 per share in the second quarter of 2005.
      Operating revenues for the quarter were $21.0 million, an increase of $2.6 million over the same period in 2005. Operating revenues increased $0.6 million due to increased water sales resulting from hot, dry weather. Base rate increases received in the regulated utilities, the largest of which was received in New Jersey in December 2005, contributed $1.2 million of the increase. Water consumption and related fees from customer growth, primarily in the Delaware subsidiaries, added $0.7 million to the increase, while additional revenues from other sources contributed $0.1 million.
      Operation and maintenance expenses for the quarter were $10.8 million, an increase of $0.4 million over the same period in 2005. Approximately $0.2 million of this increase is due to additional costs for wages and benefits, some of which is resulting from additional employees to support growth. The remaining $0.2 million of the increase relates to a combination of additional wastewater treatment costs in Delaware and various miscellaneous items. The Company continues to focus on diligently managing its variable production costs as well as its non-variable costs, with an emphasis on continually improving operating margins.

Six-Month Results
-----------------
      For the six months ended June 30, 2006, revenues rose to $39.3 million, an increase of $4.1 million over the same period in 2005. Operating revenues increased $0.6 million due to increased water sales resulting from hot, dry weather. Base rate increases in the regulated utilities contributed $2.3 million of the increase. Water consumption and related fees from customer growth, primarily in Delaware, added $0.6 million to the increase, while additional revenues from other sources contributed $0.6 million.
      Earnings Applicable to Common Stock increased from $3.2 million to $4.7 million as compared to the same period in 2005. Basic and diluted earnings per share increased from $0.28 to $0.40.

Rate Filings
------------
      In the first quarter of 2006, Middlesex had filed for a $5.5 million increase in annual operating revenues for Tidewater Utilities, Inc. the Company's regulated water utility in Delaware. On June 27th the Delaware Public Service Commission approved an initial portion of this request or, $1.6 million in annual revenues, subject to refund pending review and approval of the overall request. Delaware regulations allow for an interim rate increase prior to the conclusion of rate proceedings, provided such interim rates do not exceed the lesser of 15% of total operating revenues or $2.5 million. The Company continues to work through the discovery phase of this proceeding and expects a final decision by early 2007.

Growth in Delaware
------------------
      The Company's regulated water and wastewater utilities in Delaware continue to expand their franchise territories. Tidewater has executed numerous water service agreements with various developers to provide water treatment and distribution services. Tidewater also continues to add customers from build-out related to water service agreements that had been executed in prior periods.

      "A significant priority for the Company remains the profitable expansion of our regulated wastewater business in Delaware," said Dennis Doll, Middlesex President & CEO. "We expect this business to contribute to shareholder value over the long-term. In spite of the recent national trend of slower growth in the housing markets and increased interest rates, the Company continues to respond to numerous requests for proposals from developers in Delaware for the construction and operation of wastewater collection and treatment facilities. We have recently been selected as the service provider for several significant projects."
      The Company continues to expand its LineCare(SM) water service line protection program in both New Jersey and Delaware. Since January 2006 the customer base for this service has increased by 13%. Although not yet contributing appreciably to earnings per share, the Company views this program as: 1) an important service for the homeowner that also provides an opportunity for further revenue growth, 2) providing supplemental income that contributes to continually improving operating margins 3) complementary to the Company's capabilities for maintaining water and wastewater infrastructure and 4) integral to building quality relationships with municipalities and others who may desire further services in the future.
      Middlesex is working to further drive financial and operational performance through a variety of initiatives that are well underway. The Company continues to implement additional technology and business process improvements in areas such as mapping, procurement, budgeting, capital planning, management reporting and other areas where these tools are expected to translate into continued improvements in financial and operating results.

About Middlesex Water Company
-----------------------------
      Middlesex Water Company, organized in 1897, is an investor-owned water utility, serving customers in central and southern New Jersey and in the State of Delaware. The Company and its New Jersey subsidiaries - Pinelands Water Company and Pinelands Wastewater Company--are subject to the regulations of the Board of Public Utilities of the State of New Jersey. Middlesex Water operates the water and wastewater utilities for the City of Perth Amboy through its subsidiary, Utility Service Affiliates (Perth Amboy), Inc. Middlesex Water also provides contract operations services and a service line maintenance program through its non-regulated subsidiary, Utility Service Affiliates, Inc. The Company's regulated Delaware subsidiaries, Tidewater Utilities, Inc., together with Southern Shores Water Company, and Tidewater Environmental Services, Inc.
(TESI) are subject to the regulations of the Public Service Commission in Delaware. TESI provides regulated wastewater utility services. White Marsh Environmental Systems, Inc. operates small water and wastewater systems under contract on a non-regulated basis in Delaware. These companies are also subject to various Federal, State and regulatory agencies concerning water and wastewater effluent, quality standards.
      For additional information regarding Middlesex Water Company, visit the Company's Web site at www.middlesexwater.com or call (732) 634-1500.
                      ----------------------

--------------------------------------------------------------------------------
Certain matters discussed in this press release are "forward-looking statements" regarding the Company's results of operations and financial position. Such statements address future plans, objectives, expectations and events concerning various matters such as capital expenditures, earnings, litigation, growth potential, rate, regulatory matters, liquidity, capital resources and accounting matters. Actual results in each case could differ materially from those currently anticipated in such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
--------------------------------------------------------------------------------

Contact:
Bernadette M. Sohler
Director of Communications
(732) 634-1500



                             MIDDLESEX WATER COMPANY
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)


                                                   Three Months Ended June 30,       Six Months Ended June 30,
                                                       2006            2005            2006            2005
--------------------------------------------------------------------------------------------------------------
Operating Revenues                                $ 21,037,055    $ 18,430,751    $ 39,267,201    $ 35,173,654
--------------------------------------------------------------------------------------------------------------

Operating Expenses:
   Operations                                       10,011,895       9,409,108      19,658,026      18,451,104
   Maintenance                                         794,248         979,119       1,533,232       1,877,804
   Depreciation                                      1,712,740       1,620,159       3,381,133       3,168,207
   Other Taxes                                       2,369,072       2,163,520       4,572,525       4,246,654
--------------------------------------------------------------------------------------------------------------

       Total Operating Expenses                     14,887,955      14,171,906      29,144,916      27,743,769
--------------------------------------------------------------------------------------------------------------

Operating Income                                     6,149,100       4,258,845      10,122,285       7,429,885
--------------------------------------------------------------------------------------------------------------

Other Income:
   Allowance for Funds Used During Construction        115,388         140,456         228,025         350,906
   Other Income                                         40,840          35,943          98,778          91,162
   Other Expense                                       (12,519)        (16,324)        (14,258)        (24,469)
--------------------------------------------------------------------------------------------------------------

Total Other Income, net                                143,709         160,075         312,545         417,599
--------------------------------------------------------------------------------------------------------------

Interest Charges                                     1,808,118       1,578,078       3,323,116       2,960,170
--------------------------------------------------------------------------------------------------------------

Income before Income Taxes                           4,484,691       2,840,842       7,111,714       4,887,314
--------------------------------------------------------------------------------------------------------------

Income Taxes                                         1,516,855         894,714       2,331,514       1,561,484
--------------------------------------------------------------------------------------------------------------

Net Income                                           2,967,836       1,946,128       4,780,200       3,325,830

Preferred Stock Dividend Requirements                   61,946          63,696         123,893         127,393
--------------------------------------------------------------------------------------------------------------

Earnings Applicable to Common Stock               $  2,905,890    $  1,882,432    $  4,656,307    $  3,198,437
--------------------------------------------------------------------------------------------------------------

Earnings per share of Common Stock:
     Basic                                        $       0.25    $       0.17    $       0.40    $       0.28
     Diluted                                      $       0.25    $       0.16    $       0.40    $       0.28

Average Number of
     Common Shares Outstanding :
     Basic                                          11,610,579      11,392,964      11,602,149      11,380,290
     Diluted                                        11,941,719      11,736,104      11,933,289      11,723,430

Cash Dividends Paid per Common Share              $     0.1700    $     0.1675    $     0.3400    $     0.3350
